EXHIBIT EX-99.M11A

                                    FORM OF:
                              THE WORLD FUNDS, INC

                          Distribution and Service Plan
                                       of
                        Epoch U.S. Large Cap Equity Fund
                                 Class P Shares

      This Plan of Distribution (the "Plan") has been adopted pursuant to Rule 12b-1 (the "12b-1 Rule") under the Investment Company Act of 1940, as amended (the "1940 Act") by The World Funds, Inc. (the "Company") for shares of the Company's Epoch U.S. Large Cap Equity Fund series (the "Fund"). The Plan has been approved by a majority of the Company's Board of Directors, including a majority of the directors who are not interested persons of the Company and who have no direct or indirect financial interest in the operation of the Plan (the "12b-1 Directors"), by votes cast in person at a meeting called for the purpose of voting on the Plan.(1) The Company contemplates that the Plan shall operate as a compensation Plan.

      The Plan provides that:

           1. Subject to the limits on payments under the Plan set forth herein, or in any annual budget approved by the Company and First Dominion Capital Corp. (the "Distributor"), the Company shall pay to the Distributor, or others through the Distributor, the amounts called for under the Plan. Such payments shall be applied by the Distributor for all expenses incurred by such parties in the promotion and distribution of the Fund's shares. For this purpose, expenses authorized under the Plan include, but are not limited to, printing of prospectuses and reports used for sales purposes, expenses of preparation of sales literature and related expenses, advertisements, salaries and benefits of employees involved in sales of shares, telephone expenses, meeting and space rental expenses, underwriter's spreads, interest charges on funds used to finance activities under this Plan, and other distribution-related expenses, as well as any service fees paid to securities dealers or others who have executed an agreement with the Company or its affiliates.

           2 The following agreements are deemed to be "agreements under the Plan" and the form of each such agreement, and any material amendments thereto, shall be approved as required under the 12b-1
           Rule:

                a. Any distribution agreement between the Company and its national distributor, or any other distributor of shares in privity with the Company.

                b. The national distributor's selling dealer agreement.

           Purchase orders for goods and services acquired from persons who are not affiliates of the Company are not deemed to be agreements under this Plan.

           3. The maximum aggregate amount which may be reimbursed by the Company under this Plan is 0.25% per annum of the average daily net assets of the Fund's Class P Shares. The amount so paid shall be accrued daily, and payment thereon shall be made monthly by the Company.

           4. It is anticipated that amounts paid by the Company under this Plan shall be used to pay service and maintenance fees for shareholder servicing and maintenance of shareholder accounts by other providers.

           5. The Distributor shall collect and disburse payments made under this Plan, and shall furnish to the Board of Directors of the Company for its review on a quarterly basis, a written report of the monies reimbursed to the Distributor and others under the Plan, and shall furnish the Board of Directors of the Company with such other information as the Board may reasonably request in connection with the payments made under the Plan in order to enable the Board of Directors to make an informed determination of whether the Plan should be continued.

           6. The Plan shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by the Company's Board of Directors, including 12b-1 Directors, cast in person at a meeting called for the purpose of voting on the Plan.

           7. The Plan, or any agreements entered into pursuant to the Plan, may be terminated at any time, without penalty, by vote of a majority of the outstanding voting securities of the Fund, or by vote of a majority of the 12b-1 Directors, on not more than sixty (60) days' written notice. Agreements entered into pursuant to the Plan shall terminate automatically upon their assignment.

           8. The Plan and any agreements entered into pursuant to the Plan may not be amended to increase materially the amount to be spent by the Company for distribution pursuant to paragraph 3 of this Plan without approval by a majority of the Fund's outstanding voting securities.

           9. All material amendments to the Plan, or any agreements entered into pursuant to the Plan, shall be approved by the Board of Directors, including a majority of the 12b-1 Directors, cast in person at a meeting called for the purpose of voting on any such amendment.

           10. So long as the Plan is in effect, the selection and nomination of the Company's directors who are not interested persons of the Company, as that term is defined in the 1940 Act, shall be committed to the discretion of the remaining directors who are not interested persons of the Company.(2)

      11. This Plan shall take effect on the _______________________.







    (1) In its consideration of the Plan, the Board of Directors considered the proposed schedule and nature of payments under the Plan. The Board of Directors concluded that the proposed reimbursement of the Company's principal underwriter, First Dominion Capital Corp. (the "Distributor"), for distribution expenses under the Plan is fair and not excessive. Accordingly, the Board of Directors determined that the Plan should provide for such reimbursement and that adoption of the Plan would be prudent and in the best interests of the Company and the Fund's shareholders. Such approval included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Company, the Fund and the Fund's shareholders. (2) It is the current position of the U.S. Securities and Exchange Commission that a Company adopting a plan pursuant to Rule 12b-1 under the 1940 Act commit to having a majority of its Board of Directors comprised of directors who are not interested persons of the Company. The Company currently complies with such provision and has undertaken to comply with such provision of Rule 12b-1 so long as it is in effect.